As filed with the Securities and Exchange Commission on August 22, 2018

Registration No. 333-201992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4923	51-0064146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

909 Silver Lake Boulevard

Dover, Delaware 19904

(302) 734-6799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth W. Cooper

Senior Vice President and Chief Financial Officer

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware, 19904

(302) 734-6799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey E. Decker, Esq.

Baker & Hostetler, LLP

2300 SunTrust Center

200 S. Orange Avenue

Orlando, Florida 32801

(407) 649-4000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-4 (No. 333-201992) (the “Registration Statement”) filed by Chesapeake Utilities Corporation (the “Company”) on February 9, 2015. The Registration Statement registered shares of the Company’s common stock, $0.4867 par value per share (the “Common Stock”), issuable from time to time in one or more offerings by the Company, as well as preferred stock purchase rights (the “Rights”) to be issued with each such share of Common Stock pursuant to the Rights Agreement, dated as of August 20, 1999, by and between the Company and BankBoston, N.A., as amended by that certain First Amendment to Rights Agreement dated September 12, 2008, by and between the Company and Computershare Trust Company N.A., as successor rights agent, and as amended by that certain Second Amendment to Rights Agreement dated February 27, 2018, by and between the Company and Computershare Trust Company N.A., as successor rights agent (as amended, the “Rights Agreement”).

At 5:00 P.M., New York City time, on February 27, 2018, the “Final Expiration Date” occurred under the Rights Agreement. As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of Common Stock is no longer accompanied by a right to purchase, under certain circumstances, one one-fiftieth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company. Accordingly, since the Rights can no longer be issued with the Common Stock registered under the Registration Statement for issuance pursuant to the Plan, this Post-Effective Amendment is being filed to deregister the Rights previously registered under the Registration Statement. The Company hereby withdraws from registration all Rights registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on the 22nd day of August, 2018.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ Michael P. McMasters
Michael P. McMasters
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

/s/ John R. Schimkaitis	/s/ Michael P. McMasters
John R. Schimkaitis, Chairman of the Board and Director Date: August 22, 2018	Michael P. McMasters, President, Chief Executive Officer and Director (Principal Executive Officer) Date: August 22, 2018

/s/ Beth W. Cooper	/s/ Eugene H. Bayard
Beth W. Cooper, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) Date: August 22, 2018	Eugene H. Bayard, Esq., Director Date: August 22, 2018

/s/ Thomas J. Bresnan	/s/ Dr. Ronald G. Forsythe, Jr.
Thomas J. Bresnan, Director Date: August 22, 2018	Dr. Ronald G. Forsythe, Jr., Director Date: August 22, 2018

/s/ Thomas P. Hill, Jr.	/s/ Dennis S. Hudson, III
Thomas P. Hill, Jr., Director Date: August 22, 2018	Dennis S. Hudson, III, Director Date: August 22, 2018

/s/ Paul L. Maddock, Jr.	/s/ Calvert A. Morgan
Paul L. Maddock, Jr. Director Date: August 22, 2018	Calvert A. Morgan, Jr., Director Date: August 22, 2018

/s/ Dianna F. Morgan
Dianna F. Morgan, Director Date: August 22, 2018